UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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☐	Preliminary Proxy Statement	☐	Soliciting Material Under Rule
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☑	Definitive Proxy Statement
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FAIR ISAAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 12, 2013,

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 12, 2013

PLACE	Offices of Fair Isaac Corporation: 181 Metro Drive, Suite 700 San Jose, California

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2014 Annual Meeting and thereafter until their successors are elected and qualified;

2.	A non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on December 17, 2012. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 181 Metro Drive, Suite 700, San Jose, California 95110.

ANNUAL REPORT	Our 2012 Annual Report on Form 10-K accompanies this proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 7, 2013

Fair Isaac Corporation

181 Metro Drive, Suite 700

San Jose, California 95110

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 12, 2013, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 17, 2012, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 7, 2013. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

1.	Election of eight directors: A. George Battle, Nicholas F. Graziano, Braden R. Kelly, James D. Kirsner, William J. Lansing, Rahul N. Merchant, David A. Rey, and Duane E. White;

2.	Non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2013; and

4.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2013.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation disclosed in this proxy statement (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary for advisory approval of the named executive officer compensation disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2013. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

How do I vote?

You may vote using any of the following methods:

•

Proxy card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2013.

•

By telephone or the Internet.    The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Inter-

net voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 35,237,956 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, or by faxing your request to 408-535-1529. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $10,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on March 5, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 12, 2013: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes.    As of the dates indicated below in footnotes (3) through (7), publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our common stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by the shareholder as of the date of their filing and not as of November 30, 2012. We are not aware of any other beneficial owner of more than five percent of our common stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our common stock as of November 30, 2012, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
Eaton Vance Management(3)	4,721,336	13.2%
2 International Place, Boston, MA 02110
BlackRock Inc.(4)	2,723,261	7.6%
40 East 52nd Street New York, NY 10022
Ariel Investments, LLC(5)	2,701,645	7.6%
200 E. Randolph Drive, Suite 2900, Chicago, IL 60601
Royce & Associates(6)	2,520,357	7.1%
745 Fifth Avenue New York, NY 10151
Vanguard Group, Inc.(7)	1,981,038	5.5%
100 Vanguard Blvd., Malvern, PA 19355
William Lansing(8)	170,145	*
A. George Battle(9)	157,213	*
Mark Greene(10)	149,872	*
James Kirsner(11)	98,225	*
Michael Pung(12)	81,083	*
Charles Ill(13)	79,157	*
Deborah Kerr(14)	75,781	*
Duane White(15)	41,000	*
Rahul Merchant(16)	23,250	*
Nicholas Graziano(17)	11,650	*
David Rey(18)	8,625	*
Stuart Wells(19)	6,000	*
James Wehmann(20)	4,000	*
Braden Kelly	0	—
All executive officers and directors as a group (19 persons)(21)	1,437,246	4.1%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 29, 2013, or restricted stock units that will vest on or prior to January 29, 2013, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 11, 2012.

(4)	Information as to this person (including affiliated entities) is based on the report on the Schedule 13G/A filed by this person as of February 13, 2012.

(5)

Information as to this person is based on the report on the Schedule 13G/A filed by this person as of February 14, 2012. Ariel Investments has sole voting power as to 2,609,175 shares and sole dispositive power as to 2,696,975 shares.

(6)	Information as to this person is based on the report on the Schedule 13G/A filed by this person as of January 11, 2012.

(7)

Information as to this person (including affiliated entity) is based on the report on the Schedule 13G filed by this person as of February 9, 2012. The Vanguard Group has sole voting power as to 53,131 shares, sole dispositive power as to 1,927,907 shares and shared dispositive power as to 53,131 shares.

(8)	Includes options to purchase 102,145 shares and restricted stock units representing 32,500 shares.

(9)	Includes options to purchase 124,500 shares. Mr. Battle holds 12,703 shares directly and the remainder are held in the A. George Battle 2011 Separate Property Trust.

10)	Includes options to purchase 86,719 shares, restricted stock units representing 13,281 shares and 49,872 shares which were directly held by Dr. Greene at the time he ceased being a Section 16 officer.

(11)	Includes options to purchase 78,000 shares. All of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

(12)	Includes options to purchase 36,251 shares and restricted stock units representing 16,251 shares.

(13)	Includes options to purchase 24,137 shares, restricted stock units representing 24,250 shares and 30,770 shares which were directly held by Mr. Ill at the time he ceased being a Section 16 officer.

(14)	Includes options to purchase 35,625 shares, restricted stock units representing 17,708 shares and 22,448 shares which were directly held by Ms. Kerr at the time she ceased being a Section 16 officer.

(15)	Includes options to purchase 30,500 shares.

(16)	Includes options to purchase 22,250 shares.

(17)	Includes options to purchase 7,750 shares.

(18)	Includes options to purchase 7,288 shares.

(19)	Includes restricted stock units representing 6,000 shares.

(20)	Includes restricted stock units representing 4,000 shares.

(21)

Includes the shares in notes 8 through 20, including a total of 1,138,408 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2013, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and greater than ten percent stockholders are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at eight, consisting of the seven incumbent directors and one nominee for an added seat.

How are directors elected?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

What is the length of the term?

Each director is elected for a one-year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration the Governance, Nominating and Executive Committee takes into account when assessing our incumbents and nominees.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board and have been previously elected by our stockholders except for Mr. Kelly, who was brought to the attention of our Governance, Nominating and Executive Committee as a potential nominee by our Chief Executive Officer.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

Two of the nominees who are currently serving on our Board — Nicholas Graziano and Duane White (the “Agreed Nominees”) — were nominated for election to the Board at the 2009 Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that were affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate the Agreed Nominees (or anyone else) for election at successive Annual Meetings, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board except for Mr. Kelly.

A. George Battle.    Director since August 1996 and Chairman of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Member of the Compensation Committee; Age 68.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix, Inc., LinkedIn Corporation, OpenTable, Inc., Expedia, Inc., and Workday, Inc. Within the last five years, Mr. Battle served on the board of Advent Software, Inc., a public company, and also served as a director of the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Mr. Battle brings strong leadership, seasoned business acumen, and a long career of diverse experience to the Board of Directors. He is our longest serving director, has in the past sat on all of our standing Board committees, and has extensive historical knowledge about the Company’s business units, technologies, and culture. We value his more than 25 years as a business consultant with a national consulting firm and his prior experience as a chief executive officer. He also serves on a number of other public and private company boards, which provides us with important perspectives on corporate governance and other matters, as well as best practices enacted at other companies.

Nicholas F. Graziano.    Director since February 2008; Member of the Audit Committee; Age 40.

Since January 2011, Mr. Graziano has been a partner and Senior Managing Director of Corvex Management LP. From September 2009 through December 15, 2010, Mr. Graziano served as Portfolio Manager for Omega Advisors. From September 2006 to July 2009, Mr. Graziano was a Managing Director at Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department at Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes, Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Currently, Mr. Graziano is not a director at any other public company in addition to FICO. Within the last five years, Mr. Graziano served on the following public company boards: InfoSpace, Inc. and WCI Communities, Inc. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University.

Mr. Graziano brings a strong background in capital markets and financial acumen to the Board of Directors. He is qualified as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. Mr. Graziano also provides the Company with expertise in capital markets, risk management, and corporate finance, and his extensive experience in the hedge fund industry brings valuable perspective from the investor community.

Braden R. Kelly.    Nominee; Age 42.

Mr. Kelly has been a Senior Advisor at Health Evolution Partners, a private equity firm focused on the health care industry, since August 2008. Beginning in January 2007, Mr. Kelly has also worked as an independent investor and strategic advisor. From August 1995 to December 2006, Mr. Kelly served as a Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on growth investing, and prior to that position he worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Mr. Kelly is not a director of any other public company in addition to FICO. Within the last five years, Mr. Kelly served on the following public company boards: InfoSpace, Inc. and Eclipsys Corporation. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a strong financial background and would contribute a critical business and corporate development perspective to the Board through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company.

James D. Kirsner.    Director since February 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 69.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc. Within the past five years, Mr. Kirsner has also served on the board of the following public company: Bank of Marin Bancorp, and he previously served on the board of Ask Jeeves, Inc. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He also serves on another publicly-traded board in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly-situated publicly-traded companies.

William J. Lansing.    Director since February 2006; Age 54.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 through November 11, 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Within the past five years, Mr. Lansing also served on the board of the following public companies: RightNow Technologies, Inc., Digital River, Inc., InfoSpace, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Rahul N. Merchant.    Director since February 2010; Member of the Compensation Committee; Age 56.

Since April 2012, Mr. Merchant has served as New York City’s first Citywide Chief Information and Innovation Officer and as Commissioner of the Department of Information, Technology and Telecommunications. From 2009 to April 2012, Mr. Merchant was a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief

Information Officer and Member of the Executive Committee at Fannie Mae. In this role, he led and transformed the Technology and Operations groups. From 2000 until 2006, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Within the past five years, Mr. Merchant has served on the board of the following public companies: Level 3 Communications, Inc. and Sun Microsystems, Inc. Mr. Merchant holds an undergraduate degree from Bombay University and master’s degrees from Memphis University and Temple University.

Mr. Merchant brings over 30 years of experience in management, operations, and information technology to the Board of Directors through the variety of leadership positions he has held in both the private and public sectors. His experience as a former member of the Executive Committee of Fannie Mae gives him particular insight into the needs of and challenges faced by one of the key markets our Company serves.

David A. Rey.    Director since October 2011; Member of the Audit Committee; Age 62.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture (previously Andersen Consulting and Arthur Andersen & Co.), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public board in addition to FICO nor has he served on any public boards in the past five years. Mr. Rey holds an undergraduate degree from the University of California.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. He has particular expertise with respect to analytic and other needs of the healthcare industry, which represents a key market opportunity for our Company.

Duane E. White.    Director since 2009; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 57.

Since 2006, Mr. White has served as a Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS on January 31, 2009, but continued to work with this company as a consultant through Polihua Holdings until April 2011. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000 and as President of the mortgage subsidiary of First Bank System (now US Bancorp) from 1993 to 1996. Currently, Mr. White does not serve on any other public board in addition to FICO. Mr. White received an undergraduate degree from the University of Wisconsin — Eau Claire and an M.B.A. from Harvard University.

Mr. White brings extensive experience in the financial services and healthcare industries to the Board of Directors, and he brings valuable insight to the Board from having previously served as a senior leader within large companies where our products and services are highly relevant. Mr. White’s proven executive leadership track record has included oversight of sales, operations, technology, human resources and legal functions, allowing him to contribute a broad range of insights to the Board and Compensation Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer’s job responsibilities.

•

We have expanded the use of performance-based incentives in fiscal 2012 by delivering approximately one-half of the targeted annual long-term award value to top executives in the form of performance share units.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2013 Annual Meeting.

We have decided to hold an advisory vote on executive compensation annually until the next vote is held regarding the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation will be held at our 2014 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2013. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2012 and September 30, 2011, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2012	2011
Audit Fees	$2,126,000	$2,094,000
Audit-Related Fees	516,000	486,000
Tax Fees	237,000	257,000
All Other Fees	2,000	2,000

Total	$2,881,000	$2,839,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to financial and non-financial attestation services (Service Organization Control).

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2012 and 2011 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that Messrs. Battle, Graziano, Kirsner, Merchant, Rey and White meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com, and that if he is elected, Mr. Kelly will meet those standards as well. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE.

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes.    Mr. Lansing is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a Related Person (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

Did any Related Persons Transactions occur during fiscal 2012?

No.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What is the leadership structure of the Board of Directors?

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination on this matter when it elects a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Battle since 2002, and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

What is the Board of Directors’ role in risk oversight?

Our management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

What committees of the Board of Directors does FICO have?

Our Board has three standing committees: Audit; Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

Name of Non-employee Director	Audit	Compensation	Governance, Nominating and Executive
A. George Battle		X	C
Nicholas F. Graziano	X
James D. Kirsner	C		X
Rahul N. Merchant		X
David A. Rey	X
Duane E. White		C	X

C = Chair

X = Committee Member

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2012?

The Audit Committee is appointed by the Board to oversee and assist the Board in overseeing:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent auditor;

•	The performance of our internal audit function and independent auditor; and

•	The Company’s compliance with legal and regulatory requirements related to financial affairs and reporting.

The Audit Committee has the sole authority to retain, compensate, and replace the independent auditor. During fiscal 2012, the Audit Committee met eight times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2012. In fiscal 2012, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2012. The Audit Committee discussed with Deloitte matters required to be discussed by Codification of Statements on Auditing Standards, AU Section 380 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Nicolas F. Graziano

David A. Rey

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes.    All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes.    The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2012?

The Compensation Committee has overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;

•	Administers our 2012 Long-Term Incentive Plan (the “2012 LTIP”), as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;

•

Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board; and

•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines.

The Compensation Committee met fifteen times in fiscal 2012.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee serves or has served as an officer of the company. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes.    The Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How often did it meet in fiscal 2012?

The Governance, Nominating and Executive Committee currently consists of the Chairman of the Board and the chairs of the Audit Committee and Compensation Committee. Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•	Takes action between meetings, subject to defined limits, with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings, subject to defined limits, to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2012, the Governance, Nominating and Executive Committee met nine times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes.    The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2012? What is the attendance record of the directors?

During fiscal 2012, the Board of Directors met seven times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors that were serving on the Board at that time attended the 2012 Annual Meeting.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

DIRECTOR COMPENSATION FOR FISCAL 2012

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2012.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(10), (11) (c)	Option Awards ($)(10), (12) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
A. George Battle	130,000	(1)	—	163,875	—	—	—		293,875
Nicholas F. Graziano	61,000	(2)	81,216	81,951	—	—	—		224,167
James D. Kirsner	79,000	(3)	81,216	81,951	—	—	—		242,167
William J. Lansing	15,000	(4)	—	—	—	—	—		15,000
Rahul N. Merchant	60,000	(5)	—	163,875	—	—	—		223,875
David A. Rey	65,000	(6)	—	293,700	—	—	—		358,700
Duane E. White	73,250	(7)	77,980	85,215	—	—	—		236,445
Alex W. Hart	22,000	(8)	—	—	—	—	9,312	(13)	31,312
Margaret L. Taylor	32,500	(9)	—	—	—	—	14,300	(13)	46,800

(1)

Includes $120,000 annual chairman retainer paid quarterly to Mr. Battle during fiscal 2012. Also includes $5,000 for acting as selection committee chair in connection with our CEO search and $5,000 for eight selection committee meetings and interviews.

(2)	Includes $60,000 annual retainer paid quarterly to Mr. Graziano during fiscal 2012. Also includes $1,000 for his role in the CEO interview process.

(3)

Includes $75,000 annual and audit committee chair retainers paid quarterly to Mr. Kirsner during fiscal 2012. Also includes $4,000 for six selection committee meetings and for his role in the CEO interview process.

(4)	Represents one quarter of Mr. Lansing’s annual $60,000 retainer earned prior to Mr. Lansing’s election to CEO.

(5)	Represents the annual retainer paid quarterly to Mr. Merchant during fiscal 2012.

(6)

Mr. Rey’s “Fees Earned or Paid in Cash” includes $30,000 in annual retainer fees foregone by Mr. Rey to receive 2,288 stock options instead. The amount recognized for financial statement reporting purposes in fiscal 2012 with respect to such options, which was $29,996, is excluded from the “Options Awards” column. Also included in this column is $30,000 in annual retainer fees paid in cash to Mr. Rey quarterly during fiscal 2012 and $5,000 for eight selection committee meetings and for his role in the CEO interview process.

(7)

Includes $56,250 prorated annual and compensation committee chair retainers as Mr. White assumed the chair role in February 2012. Also includes: $15,000 paid as his annual retainer prior to his assuming the chair role, $2,000 for his role in the CEO interview process and for additional extraordinary compensation committee work.

(8)

Includes a prorated annual retainer paid through Mr. Hart’s retirement from the board in February 2012 and $2,000 for his role in the CEO interview process and for additional extraordinary compensation committee work.

(9)

Includes prorated annual and compensation committee chair retainers paid through Ms. Taylor’s retirement from the board in February 2012, $5,000 for eight selection committee meetings and interviews, and $2,500 for additional extraordinary compensation committee work.

(10)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed with the SEC.

(11)

As of September 30, 2012, the restricted stock unit awards outstanding for each director are as follows: Mr. Battle — 0; Mr. Graziano — 2,083; Mr. Kirsner — 2,083; Mr. Merchant — 0; Mr. Rey — 0; Mr. White — 2,000. Mr. Lansing’s outstanding equity is contained in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.

(12)

As of September 30, 2012, the option awards outstanding for each director are as follows: Mr. Battle — 137,000; Mr. Graziano — 20,001; Mr. Kirsner — 84,251; Mr. Merchant — 52,750; Mr. Rey — 32,288; Mr. White — 49,000. Mr. Lansing’s outstanding equity is contained in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.

(13)	Amounts represent retirement gifts given in recognition of Mr. Hart’s and Ms. Taylor’s long-standing tenure on the board.

How were non-employee directors compensated for fiscal 2012?

The following compensation components were paid to our non-employee directors for service during fiscal 2012:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	An annual equity grant.

Beginning with the 2012 Annual Meeting, our compensation program for non-employee directors is as described below.

Each non-employee director is entitled to receive an annual retainer fee as follows: $120,000 for the Chairman, $75,000 for the chairs of our Audit and Compensation Committees, and $60,000 for all other non-employee directors. Each non-employee director has the right, prior to each Annual Meeting, to elect to receive some or all of his annual retainer fees in the form of nonqualified stock options instead of cash, on the same terms as the annual grants to non-employee directors, described below. A director who elects to receive some or all of his or her annual retainer in the form of a stock option receives an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black-Scholes value on the date of grant.

Upon initial election to the Board, each non-employee director is entitled to receive 30,000 nonqualified stock options subject to three-year ratable vesting. The director is able to elect to convert up to 50% of these stock options to restricted stock units subject to three-year ratable vesting at a rate of one restricted stock unit for every three stock options so converted. Annual equity grants made to non-employee directors are in the form of 12,500 nonqualified stock options subject to one-year cliff vesting. Each director is able to elect to convert up to 50% of these stock options to restricted stock units subject to one-year cliff vesting at a rate of one restricted stock unit for every three stock options so converted. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Are there stock ownership guidelines for the directors?

Yes.    Our policy requires non-employee directors to own outright 1,000 shares of FICO stock within 12 months of beginning service on the Board, and to hold 10,000 shares within five years of beginning service on the Board. For purposes of satisfying these stock ownership guidelines, the 1,000 shares that are to be owned within 12 months of initial election or appointment may include only outstanding shares free of any restrictions that are held by the non-employee director personally, and the 10,000 shares that are to be owned within five years of initial election or appointment may include any of the following shares or share equivalents held by the non-employee director, by members of his or her immediately family, in trust for his or her benefit, in a trust or estate controlled by him or her or of which he or she is settler or administrator, or in an account maintained by him or her under a personal or employer savings plan: (i) outstanding shares free of any restrictions, (ii) outstanding shares subject to restrictions so long as the lapse of the restrictions is contingent only on the passage of time and the non-employee director’s continued service on the Board, (iii) shares subject to restricted stock units so long as the vesting of such units is contingent only on the passage of time and the non-employee director’s continued service on the Board, and (iv) the share equivalent value of vested but unexercised stock options. All of the current directors meet the stock ownership guidelines.

Are the directors covered by any insurance policies?

Yes.    Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As administered by our Compensation Committee (the “Committee”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. The program reflects a performance-based pay philosophy which we believe contributed to the achievement of strong fiscal 2012 Company results, including the following:

•	Revenue growth of 9%;

•	Net income growth of 29%; and

•	GAAP earnings per share growth of 42%.

Compensation Highlights

Emphasis on Pay for Performance	•	Base salaries for executive officers remained largely flat;
	•	Cash compensation increasingly weighted toward short-term cash incentives, with plan funding based upon Company performance and individual awards linked closely to individual performance;
•

Emphasis on long-term incentives to align executives’ interests with those of our stockholders, and shift towards vehicles the value of which depends on both meeting the Company’s financial performance targets and increases in our stock price.

Competitive Pay Packages	•

Target total direct compensation at the median among the companies with which we compete for executive talent, with pay above that level where strong performance or prior experience warrants higher pay;

•

Equity-based long-term incentive grants upon commencement of employment to attract top candidates and immediately provide significant alignment of the executive’s interests with those of our stockholders.

Quality Pay Practices and Policies	•	No single-trigger accelerated vesting or payment for equity awards upon a change in control;
	•	Executive stock ownership guidelines that encourage ownership and further align our executives’ interests with those of our stockholders;
	•	Annual peer group review with appropriate adjustments to ensure valid comparisons;
	•	No tax gross-ups allowed except in relation to relocation benefits and required spousal travel;
	•	Independent compensation consultant engaged by the Committee does not provide any other services to the Company.

Overview of Fiscal 2012 Compensation Program

In making compensation decisions at the outset of fiscal 2012 and throughout the year, the Committee sought to reinforce the linkage between Company performance and executive compensation. In keeping with this objective, base salaries for executive officers in fiscal 2012 continued to remain flat as part of the movement to rebalance the mix of compensation elements to more prominently feature performance-based cash incentives and equity. Our Chief Financial Officer was the only continuing named executive officer to receive a salary increase for fiscal 2012, and newly hired named executive officers received a base salary equal to or lower than their predecessors’ base salaries.

Short-term cash incentive award levels increased in fiscal 2012 compared to prior years in large part due to strong Company financial performance. At the beginning of the fiscal year, our Board of Directors approved a revenue target of $655 million and a net income target of $95 million. These performance metrics were used by the Committee to determine funding of the fiscal 2012 bonus pool and to drive sustainable top and bottom line growth, balancing both short and longer term considerations. Our fiscal 2012 results of $671 million in revenue and $97 million in net income exceeded both targets. Individual award levels also reflected strong individual performance by our named executive officers in fiscal 2012.

To align executive interests with the creation of stockholder value, equity-based incentive compensation represents a substantial portion of total compensation, and we have shifted the mix of equity awards toward those that are performance-based instead of simply time-vested. Long-term incentive awards to executive officers in fiscal 2012 were granted in December 2011 as part of the Company’s annual year-end performance review and compensation process. The Committee made use of the new flexibility provided by the 2012 LTIP, which allows for performance-based awards in a variety of equity formats, when it delivered approximately one-half of the targeted annual long-term award value to top executives in the form of performance share units (“PSUs”), which were designed to reward the achievement of established revenue and net income goals. The remaining one-half of targeted annual long-term award value took the form of non-qualified stock options of which, as in previous years, up to one-half could be exchanged in advance of the grant effective date for time-vested restricted stock units (“RSUs) on a three-for-one basis. The Committee also approved one-time RSU awards for senior executives, covering 75,000 shares in aggregate and vesting ratably over four years, to facilitate adoption of this performance-based design shift.

In addition to the long-term incentive awards granted as part of the Company’s annual year-end performance review and compensation process, the Committee made a number of equity awards in fiscal 2012 to executive officers who were new to the Company or newly promoted to their positions. These new hire and promotion awards are intended to rapidly align our stockholders’ interests and those of new executive officers, and in the case of external hires, to induce offer acceptance.

Named Executive Officers for Fiscal 2012

Our named executive officers for fiscal 2012 consist of the following persons, representing the two persons who served as our Chief Executive Officer during the fiscal year, the person who served as our Chief Financial Officer during the fiscal year, the three most highly paid executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal 2012, and one other person who would have been included in the latter category but for the fact that she was not serving as an executive officer at fiscal year-end 2012:

•	William Lansing, Chief Executive Officer,

•	Dr. Mark Greene, former Chief Executive Officer,

•	Michael Pung, Executive Vice President and Chief Financial Officer,

•	Charles Ill, Executive Vice President, Sales, Services and Marketing,

•	James M. Wehmann, Executive Vice President, Scores,

•	Dr. Stuart C. Wells, Executive Vice President and Chief Technology Officer, and

•	Deborah Kerr, former Executive Vice President and Chief Technology Officer.

Chief Executive Officer

Dr. Greene retired from his position as Chief Executive Officer in January 2012, at which time he was succeeded by Mr. Lansing. Mr. Lansing had served on the Company’s board of directors for six years prior to his appointment as Chief Executive Officer and had been extensively involved in the Company’s business strategy and planning during that time. He also brought to the role prior public company CEO experience, including business experience in the Company’s industry.

In connection with Mr. Lansing’s appointment as Chief Executive Officer, the Company entered into a Letter Agreement with him that set forth the terms of his compensation arrangements, which is described in detail later in this proxy statement. In negotiating the compensation package, the Committee considered both market competitive practices and the compensation the Company had been paying to Dr. Greene as Chief Executive Officer. The Letter Agreement provides for an initial annual base salary of $675,000, which is the same as Dr. Greene’s annual base salary at the time of his retirement, and eligibility to receive a cash incentive award payable from 0% to 200% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 100% of his annual base salary, which is also the same cash incentive arrangement that was applicable to Dr. Greene. For fiscal 2012, Mr. Lansing’s Letter Agreement guaranteed him a cash incentive payout equal to the target amount prorated for a partial year of service.

Under the Letter Agreement, Mr. Lansing also received an equity grant upon the commencement of his employment consisting of an option to purchase 300,000 shares, half of which he elected to convert prior to the grant date to RSUs on a three-for-one basis, and a PSU award with a target value of 50,000 shares and a maximum value of 100,000 shares. In light of Mr. Lansing’s role as a director of the Company before becoming an executive officer, the terms and performance goals of Mr. Lansing’s fiscal 2012 PSU award were the same as those applicable to the PSU awards made to the incumbent executive officers in December 2011. In determining the size and composition of the equity award, the Committee considered the importance of creating an immediate, material alignment of Mr. Lansing’s interests with those of our stockholders, both in terms of granting him a significant ownership stake in the Company and in terms of emphasizing equity vehicles that are closely linked to the Company’s financial performance and stock price, and also considered market practices for inducement awards to a top executive. In light of those objectives, the Committee followed its established approach for equity awards made to new executive officers of granting awards that typically carry two to three times the value of a standard annual award that would be made to a person in that role with a mix of award types.

The graph below illustrates the strong performance emphasis on Mr. Lansing’s targeted fiscal 2012 compensation package. The information is presented on a full-year annualized basis, valuing one-third of his new hire long-term incentive award in year one:

In connection with Dr. Greene’s retirement as Chief Executive Officer, the Company entered into a Transition Agreement with him pursuant to which he would serve as Advisory Council Chair for a period extending beyond the end of fiscal 2012 and receive an annual base salary of $250,000 in that role. In consideration for his execution of a release of claims against the Company, his compliance with the terms of the Transition Agreement

(which includes non-solicitation and non-disparagement provisions) and other agreements in effect between him and the Company, and his cooperation in the transition of his duties, he is also entitled to retention pay and benefits outlined later in this proxy statement.

Determination of Compensation

Overview

To implement our compensation philosophy, our compensation program consists of three key elements: base salary, short-term cash incentives and long-term equity incentive awards. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future; and

•

The position of the executive’s total compensation, and each element thereof, in relation to the market median for comparable jobs at companies with whom we compete for executive talent and in relation to other positions at our Company.

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant prior to making a final determination of the compensation for executive officers. Prior to making decisions impacting executive compensation, the Committee refers to comprehensive statements prepared by management that reflect the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2012 executive compensation program, the Committee reviewed summaries prepared by management reflecting current and proposed base salary, cash incentive and equity award levels for our incumbent executives. Each element was analyzed relative to survey data published in the Towers Watson Executive Compensation DataBank (2011), which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 789 companies in the General Industry grouping of the survey and against the 30 companies in the Technology, Hardware, Semiconductors, Software Products and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis.

As a second source of market competitive information, the Committee also considered data from a more specific group of 22 peer companies that were selected as being similar in size to the Company and operating in the application software and data processing/outsourced services sub-industries within the Global Industry Classification Standard taxonomy. The composition of the peer group is reviewed annually, with adjustments made as the Committee, with the assistance of its compensation consultants, believes is appropriate to maintain comparability within the employment marketplace. The 22 peer companies used in the fiscal 2012 compensation process are as follows:

ACI Worldwide	JDA Software Group

Advent Software	Mentor Graphics

ANSYS	MicroStrategy

Autodesk	NetScout Systems

Blackbaud	Nuance Communications

Cadence Design Systems	Parametric Technology

Citrix Systems	Pegasystems

Compuware	Quest Software

FactSet Research Systems	Synopsys

Informatica	TIBCO Software

Jack Henry & Associates	Total System Services

The Committee considered this survey and peer group information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2012. In particular, the Committee aimed to set the total direct compensation paid to each executive at the market median as reflected in the survey data provided by Towers Watson and, where the value of an individual’s performance or, in the case of new hires, prior experience warrant, above that level.

Use of Consultants

The Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. For the first part of fiscal 2012, the Committee engaged Towers Watson to provide market compensation data, input on final compensation levels for each executive officer and analysis of the constitution of our peer group, as described above. In July 2012 the Committee engaged Compensia to perform the annual analysis Towers Watson had been performing, starting with compensation levels for executive officers for fiscal 2013. In addition, Compensia re-evaluated the constitution of our peer group and conducted a study of board compensation practices. The Committee viewed this change in independent consultants as appropriate given the previously long tenure of its relationship with Towers Watson and the fact that Compensia worked closely with many technology companies with large West Coast-based workforces, similar to that of the Company.

Stockholder Vote

At our last Annual Meeting of Stockholders held on February 7, 2012, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 97% of the votes cast being “for” approval. In light of the overwhelming approval of our executive compensation practices by our stockholders, the Committee has maintained those practices over the past year. The Committee continues to evaluate and adjust the Company’s compensation practices as it deems appropriate to advance the best interests of the Company and its stockholders.

Elements of Compensation

The fiscal 2012 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options, PSUs and RSUs. We do not use a specific formula to determine the mix between compensation elements but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer as measured against individual goals closely linked to Company performance.

Compensation Element		Purpose and Philosophy
Base Salary	•	Provides executive officers with financial stability and predictable cash flow;
	•	Determined by evaluating base salaries of comparable roles within peer group companies and the broader marketplace.

Short-Term Cash Incentives	•	Rewards the achievement of annual Company and individual performance goals;
	•	Expressed as a targeted percentage of base salary with this percentage indexed to peer group companies and the broader marketplace;
	•	Participant may earn between zero and 200% of target, depending both upon Company and individual performance.

Long-Term Incentives	•	Directly links a significant portion of total executive officer compensation to the market value of Company stock, while promoting retention through multi-year vesting;
•

Stock options carry an exercise price equal to the fair market value of our stock on the date of grant such that value is only created for the holder to the extent our stock price rises from the date of grant;

•

Performance Share Units (PSUs) are earned based upon the extent to which Company financial targets are achieved with as few as zero and as many as 200% of targeted PSUs possible. Earned shares are then subject to multi-year vesting, promoting continued linkage to Company stock price while promoting retention;

	•	Restricted Stock Units (RSUs) represent a more stable equity-based compensation vehicle, ensuring linkage to Company stock price performance while promoting retention over a multi-year vesting period.

Base Salary

Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions in the survey data provided by our outside compensation consultant, as described above. The Committee generally uses the market median reflected in this data as a reference point. However, as with the other elements of total compensation, the Committee retains full discretion to set base salaries depending on the particular circumstances. Because the base salary is a part of the total compensation package that is designed to attract, retain and motivate executives, all factors that are considered in setting the other elements of an executive’s total compensation may be considered by the Committee in determining base salary.

Only one of our continuing named executive officers experienced an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2011. Mr. Pung, our Executive Vice President and Chief Financial Officer, received an increase of 6.7%, related to market competitive analysis and strong individual performance. Of the three new named executive officers who took office in fiscal 2012, two received the same annual base salary that their respective predecessors had received, and one received an annual base salary slightly below that of his predecessor. This conservative approach reflects the Committee’s continued commitment to favor incentive compensation elements directly linked to the achievement of targeted financial goals and the creation of stockholder value.

Short-Term Cash Incentives

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a single, centralized pool that supports short-term cash incentive payments made to our executive officers under our Management Incentive Plan and to other eligible employees under our Broad-Based Incentive Plan.

A participant’s payout under our cash incentive plans is calculated as follows:

Budget Factor	=

The budgeted level of bonus pool funding in the fiscal year’s operating plan divided by the aggregate amount of plan participants’ target-level awards (i.e., Participant Target % x Participant Base Salary). Fiscal year 2012 = 75%

Company Performance Factor	=	A value ranging from 0 to 133%, reflecting the extent to which Company revenue and net income targets are achieved. Fiscal year 2012 = 105.5%

Participant Performance Factor	=	A value ranging from 0 to 200% reflecting the extent to which individual participant performance goals were achieved.

Participant Target %	=	The percentage of each participant’s annual base salary that represents a target cash incentive payout amount, as determined by market competitive practices.

As an illustrative example, a participant with an annual base salary of $200,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 125% would have received a cash incentive payout of $98,906 for fiscal 2012.

The Budget Factor was 75% in fiscal 2012, meaning that if the Company achieved target levels of revenue and net income, a plan participant could expect to receive 75% of his or her targeted bonus amount (Participant Target % multiplied by Participant Base Salary) unless such amount was adjusted upward or downward based on his or her Participant Performance Factor. Reflecting challenging market conditions, short-term cash incentive award funding levels in fiscal years 2008 through 2010 had been conservative and well below market competitive levels. Starting in fiscal 2011, as market conditions and Company performance began to improve, the Committee instituted a multi-year plan to return short-term cash incentive award funding to market competitive levels. In fiscal 2011, the Company’s Budget Factor was 50%, and the Committee planned for a Budget Factor of 75% in fiscal 2012 as a significant increase in cash incentive payouts. For fiscal 2013, the Committee has set the targeted funding such that the Budget Factor will be 100%.

The Committee used the funding curve expressed below to determine the actual size of the bonus pool:

Financial Metric	Threshold Funding Level	Targeted Funding Level	Maximum Funding Level	Actual Performance*
Revenue	≤$620 million	$655 million	≥$670 million	$671 million
Net Income	≤$84 million	$95 million	≥$105 million	$97 million
Company Performance Factor	0%	100%	133%	105.5%

*

The financial results were calculated by excluding the impact of fiscal year acquisitions from the revenue number and excluding the net impact of fiscal year acquisitions and one-time restructuring costs from the net income number.

Where Company results fall between funding levels, the Committee has discretion in determining the Company Performance Factor. In fiscal 2012, both revenue and net income exceeded the target, and revenue performance was above the amount that would trigger maximum funding. In light of these results, the Committee determined that the Company Performance Factor was 105.5%. In conjunction with the 75% Budget Factor, the cumulative impact of Company-wide adjustments affecting payouts made to all participants in the pool was a multiplier of 79%, equal to the product of 75% and 105.5%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide metrics as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. The CEO’s goals are established by the Committee after considering input from each outside director, and the CEO’s individual performance evaluation is completed annually by the Committee. Individual performance goals for the executive officers other than the CEO are established by the CEO, and evaluations for those executives are completed annually by the CEO and reviewed by the Committee. If an executive receives either of the lowest two overall performance ratings on a five-point scale, his or her cash award will generally be reduced to zero. Conversely, if an executive receives the highest overall performance rating, his or her cash award could be increased to as much as two times the target amount. Distribution guidelines applicable to the Participant Performance Factor ensure that participants in the short-term cash incentive program are not all ranked on the high or low end of the five-point scale but are instead distributed above and below the target levels. Discretion can be exercised to make adjustments within the five-point scale.

As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of annual base salary, and the other named executive officers each have a Participant Target % of 50% of annual base salary. These target percentages represent market competitive levels for executives in their respective roles.

The three named executive officers who were new to our Company in fiscal 2012 each received a guaranteed minimum cash incentive payout as part of their employment agreements: Mr. Lansing was guaranteed $450,000, and each of Mr. Wehmann and Dr. Wells was guaranteed $100,000. The other two named executive officers who received a cash incentive payout for fiscal 2012 received high Participant Performance Factors such that their payouts approximated their target payouts calculated with respect to Participant Target % and annual base salary. Mr. Pung’s high Participant Performance Factor was largely driven by effective expense controls in a year that included two acquisitions, which contributed to significant growth in net income. Mr. Ill’s high Participant Performance Factor was largely driven by the contributions he made to our strong revenue results in his leadership role with sales, services and marketing.

Long-Term Equity Incentives

The third key element of our executive compensation program for fiscal 2012 was long-term incentive equity awards. This component of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of our Company’s common stock. The annual awards received by the named executive officers in fiscal 2012 consisted of stock options, up to one half of which could be converted into RSUs at the executive’s election prior to grant, and PSUs. In addition, the executive officers received a one-time grant of RSUs in fiscal 2012.

In determining annual awards for fiscal 2012, the Committee established a range of awards for each named executive officer based on market data and analysis provided by our outside compensation consultant and described above under “Determination of Compensation — Peer Group Analysis.” The placement of any given award within that market-determined range was based largely on job responsibilities and individual performance during the prior fiscal year, or for newly hired executives, their prior experience and the Committee’s desire to quickly align their interests with those of our stockholders. The Committee also considered other factors in determining the actual awards based on particular circumstances for each executive officer, such as internal pay equity and concerns about retention risk.

The Committee permits executives and certain other senior level employees to designate a portion of annual equity awards granted to them to be in the form of RSUs rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of RSUs is 50% of the stock option shares designated for grant. The portion of an equity grant that an executive elects to receive in the form of RSUs is converted from stock options using a valuation ratio of one RSU for every three shares subject to a stock option. Stock options and RSUs granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

The annual equity awards granted by the Committee in previous years typically consisted of a mix of stock options, some of which could be converted into RSUs as described above, and time-vested RSUs. Fiscal 2012 was the first year that PSUs were included in the award mix, representing one-half of the targeted annual equity grants made in December 2011 to the Company’s executive officers. The Committee introduced the PSUs to motivate top performance from its executives and to further align the Company’s compensation practices with those of its peers. The awards contained threshold, target and maximum performance levels. The number of performance shares deemed earned at the end of fiscal 2012 reflected 160% of the target amounts, which was calculated on the basis of the Company’s strong performance in fiscal 2012 relative to revenue and net income metrics approved by the Committee. In accordance with the PSU earnings model below, performance on the 50% weighted revenue component of the fiscal 2012 PSU model of $671 million (excluding the impact of fiscal year acquisitions) yielded 200% funding of that component, and performance on the 50% weighted net income component of $97 million (excluding the net impact of fiscal year acquisitions and one-time restructuring costs) yielded 120% funding of that component.

PSUs are earned on the basis of a one-year performance period but vest over the four years following the date of grant. This structure allows the Committee to reward performance for a time period over which the Company has visibility, but creates long-term alignment with stockholders and retention incentives by distributing the payout over an additional three years.

The Committee has the discretion to make grants outside of the annual cycle for special purposes and to executives newly hired or promoted. Mr. Lansing’s equity grants are discussed above under “Chief Executive Officer.” Upon commencing employment, Mr. Wehmann and Dr. Wells each received non-qualified stock options, up to half of which could be converted by their election to RSUs, and PSUs subject to the same terms and conditions as those granted to other executive officers in December 2011. Dr. Wells had provided services to the Company as a contractor before he was hired as an executive officer, and on that basis the Committee thought it was appropriate to hold him accountable for the Company’s financial performance for the whole fiscal year instead of adjusting the performance period for his PSUs. The Committee’s decision to maintain the fiscal-year performance period for Mr. Wehmann’s PSU award was related to his responsibility for the Company’s scores business, which is critical to the financial success of the Company overall, as the Committee wanted to ensure rapid alignment of his focus against fiscal 2012 Company financial targets. In each case, the new executive officer received a sizeable grant of stock options relative to the annual grants received by the incumbent executive officers in the last annual grant cycle as an inducement to accept the Company’s employment offer, while the size of the PSU award was scaled back from the level of the annual awards to reflect a partial year of service.

The Committee also decided to make a one-time grant of RSUs to the executive officers in fiscal 2012. The Committee has made use of such one-time grants in the past for motivational and retention purposes and thought that it was an important compensation element in fiscal 2012. The change in the compensation program of having half of the value of the annual equity award being granted in the form of a new type of award (PSUs), compounded by the unknown impact market forces would have on the executives’ ability to earn PSUs, created a level of uncertainty in the long-term incentive package that the Committee wanted to mitigate as it promoted high performance and retention value. The Committee is not making use of RSUs in fiscal 2013 except as part of the ongoing program of allowing executives to convert a portion of the value of their stock option grants into RSUs.

The graphs below depict the evolution of the long-term incentive program to increasingly emphasize the achievement of the Company’s financial targets and the creation of shareholder value through grants of PSUs and stock options, respectively, and the de-emphasis of time-vested RSUs. The values reflected assume that all executives elect to convert the maximum allowable portion of their annual stock option grants to RSUs, which has been the typical pattern over time, and depicts PSUs at target level.

As reflected in the last graph above, the equity award made to Mr. Lansing in December 2012 included 70,000 stock options, in addition to the stock options granted as a component of his annual award (up to one-half of which can be converted to RSUs) and the PSUs. The Committee decided to grant him the 70,000 additional stock options, which cannot be converted to RSUs, in recognition of strong Company and individual performance in fiscal 2012.

Retirement Arrangements

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Each of our current named executive officers is party to a Letter Agreement that, among other things, provides for pay and benefits in the event of termination of employment by the Company without cause or by the executive for good reason, and a Management Agreement that provides for pay and benefits in the event of such a termination in connection with a change in control. The Committee believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for the named executive officers, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders.

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards granted to named executive officers in fiscal 2012 were granted under the 2012 LTIP or, in the case of stock options and RSUs granted in December 2011, our 1992 Long-term Incentive Plan (“1992 LTIP”), which has since expired. Equity awards for all executive officers are approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee during December of each fiscal year. Under both the 2012 LTIP and the 1992 LTIP, fair market value is defined as the closing price of our common stock on the date of grant. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Executive Stock Ownership Guidelines

In November 2009, the Board of Directors adopted stock ownership guidelines for the Company’s executive officers. The stock ownership guidelines are expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide that executive officers should achieve the stated target within five years of appointment. As of the end of fiscal 2012, all executive officers had met the targeted stock ownership level applicable to their role or were making acceptable progress to their target level.

Shares of stock owned by the executive officers for satisfying the stock ownership requirements (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settler or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders.

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Duane E. White, Chair

A. George Battle

Rahul N. Merchant

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and Compensation Committee are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our officers a significant component of total compensation comes in the form of long-term equity incentives that vest over several years. The stock ownership guidelines in place for our executive officers also work to align our executives’ long-term interests with those of our stockholders.

Our cash incentive program applicable to both executives and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and its stockholders on a long-term basis. In addition, the Compensation Committee retains discretion to adjust awards under the cash incentive program if a payout determined under the formula is not appropriate in the circumstances, and maximum award levels are in place to limit windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of its compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Consultant Conflict of Interest Analysis

The Compensation Committee has considered the relationships that the compensation consultants it engaged in fiscal 2012 have had with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the consultants have in place to maintain their independence and objectivity, and has determined that no conflicts of interest arose from the work performed by such consultants.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2012, 2011 and 2010 by our named executive officers.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)		Bonus ($) (d)		Stock Awards ($)(2)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan ($)(4) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
William Lansing(6)	2012	430,961		450,000	(7)	3,558,000	1,696,500	—	—	35,246	6,170,707
Chief Executive Officer
Mark Greene(8)	2012	403,654		—		—	—	—	—	7,880	411,534
Former Chief Executive Officer	2011	665,385		—		346,200	1,043,445	310,000	—	16,796	2,381,826
	2010	625,000		—		248,875	787,500	161,800	—	15,913	1,839,088
Michael Pung(9)	2012	395,192		—		1,244,600	295,012	195,000	—	159,148	2,288,951
Executive Vice President and Chief Financial Officer	2011	357,692		—		592,500	777,000	100,000	—	10,371	1,837,563
Stuart Wells(6)	2012	548,573	(10)	100,000	(7)	2,420,205	1,676,277	—	—	6,484	4,751,539
Executive Vice President and Chief Technology Officer
James Wehmann(6)	2012	184,615		200,000	(11)	1,879,786	1,366,014	—	—	264	3,630,679
Executive Vice President, Scores
Charles Ill	2012	550,000		—		1,600,200	354,000	300,000	—	10,441	2,814,641
Executive Vice President	2011	529,616		—		851,900	477,000	175,000	—	13,074	2,046,589
	2010	317,308		83,333		1,082,936	928,765	166,667	—	330	2,579,339
Deborah Kerr(12)	2012	341,538		—		2,442,148	1,117,500	—	—	8,607	3,909,793
Former Executive Vice President and Chief Technology Officer	2011	500,000		—		474,800	477,000	140,000	—	10,130	1,601,930
	2010	450,961		—		296,585	552,007	100,000	—	10,130	1,409,683

(1)

Annualized base salaries for fiscal 2012 for the named executive officers were as follows: Mr. Lansing — $675,000; Dr. Greene — $675,000; Mr. Pung — $400,000; Dr. Wells — $500,000; Mr. Wehmann — $400,000; Mr. Ill — $550,000; Ms. Kerr — $500,000. In January 2012, Dr. Greene’s salary was reduced to $250,000 pursuant to the terms of his Transition Agreement. In November 2011, Mr. Pung received a salary increase from $375,000 to $400,000 when he was promoted to Executive Vice President. In April 2012, Ms. Kerr’s salary was reduced to $100,000 pursuant to the terms of her Transition Agreement.

(2)

The amounts in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 14 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed with the SEC.

(3)

Stock Awards include the grant date fair value of time-based RSU awards under the 1992 LTIP and PSU awards under the 2012 LTIP granted December 13, 2011. The PSUs granted under the 2012 LTIP were tied to the achievement of certain performance goals during fiscal 2012 and the named executive officer must be an employee on the vesting dates of December 13th of 2012, 2013, 2014 and 2015 in order to realize earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date assuming the highest level of performance conditions achieved would be $3,558,000 vs. target of $1,779,000 for Mr. Lansing; $1,185,357 vs. target of $592,679 for Mr. Pung; $1,281,300 vs. target of $640,650 for Dr. Wells; $867,600 vs. target of $433,800 for Mr. Wehmann; $1,422,400 vs. target of $711,200 for Mr. Ill; and $1,422,400 vs. target of $711,200 for Ms. Kerr.

In accordance with her Transition Agreement, Ms. Kerr forfeited her PSU award. The other named executive officers earned 160% of their respective target award, resulting in 80,000 units for Mr. Lansing, 26,668 units for Mr. Pung, 24,000 units for Dr. Wells, 16,000 units for Mr. Wehmann, and 32,000 units for Mr. Ill.

Ms. Kerr’s time-based RSU and stock option awards that were outstanding at the time she entered into her Transition Agreement were subject to an accounting modification due to her change in employment status. The modification resulted in an aggregate fair value of $1,605,448, which amount is included in the amounts reported for Stock Awards and Option Awards.

(4)	Represents amounts paid in the first quarter of fiscal 2013 based on performance during fiscal 2012 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2012 are detailed in the supplemental table below entitled “All Other Compensation Table.”

(6)

Mr. Lansing, Dr. Wells and Mr. Wehmann joined the Company on January 27, 2012, April 25, 2012 and April 1, 2012, respectively, and therefore they do not have compensation data included in this table for prior periods.

(7)

Represents the minimum cash incentive payment guaranteed by the new executive officer’s Letter Agreement. The executive officer participated in the Management Incentive Plan and could have been awarded a higher amount pursuant to that program, which would have then been reported in the “Non-Equity Incentive Plan” column, but was awarded the guaranteed amount.

(8)

Dr. Greene announced his intention to resign from the Company on January 24, 2012, and in connection therewith resigned as Chief Executive Officer effective January 26, 2012. Pursuant to his Transition Agreement, as amended, Dr. Greene remained an employee of the Company until December 18, 2012.

(9)

Mr. Pung was appointed Chief Financial Officer on November 18, 2010, and was not a named executive officer for fiscal 2010, and therefore does not have compensation data included in this table for that period.

(10)	$350,496 of this amount represents the consulting fees paid to Dr. Wells during fiscal 2012, but prior to his accepting an executive position with the Company.

(11)

$100,000 of this amount represents a signing bonus paid to Mr. Wehmann pursuant to his Letter Agreement. The remaining $100,000 of this amount represents the minimum cash incentive payment guaranteed to Mr. Wehmann by his Letter Agreement. Mr. Wehmann participated in the Management Incentive Plan and could have been awarded a higher amount pursuant to that program, which would have then been reported in the “Non-Equity Incentive Plan” column, but was awarded the guaranteed amount.

(12)

Ms. Kerr was employed by the Company as Executive Vice President and Chief Technology Officer from the beginning of fiscal 2012 through April 25, 2012, as of which date she remained employed in a non-executive capacity until December 19, 2012 pursuant to her Transition Agreement.

All Other Compensation Table

Elements of All Other Compensation	William Lansing		Mark Greene		Michael Pung		Stuart Wells	James Wehmann	Charles Ill	Deborah Kerr
401(k) Match($)(1)	9,800		6,138		9,762		6,154	—	10,077	8,277
Life Insurance Premium($)(2)	446		446		264		330	264	364	330
Housing/Relocation($)	—		—		110,568	(3)	—	—	—	—
Tax Gross Ups($)	—		—		38,554	(4)	—	—	—	—
Other($)	25,000	(5)	1,296	(6)	—		—	—	—	—
Total($)	35,246		7,880		159,148		6,484	264	10,441	8,607

(1)	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2012.

(2)	Represents the aggregate incremental cost for each of the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)

Represents expenses, including a home sale incentive payment of $55,000, related to Mr. Pung’s relocation from Minnesota to California. Further expenses related to this relocation will be accrued in fiscal 2013.

(4)

Represents gross-up payments to offset imputed income for the cost of Mr. Pung’s relocation. Company policy allows gross-ups only for required spousal travel and Company sponsored relocation costs, when applicable.

(5)	Represents legal costs incurred by Mr. Lansing to negotiate his employment package with the Company, as provided in his Letter Agreement.

(6)

Represents 25% of Dr. Greene’s annual membership to the Minneapolis Club. The Company paid for this annual membership as it is used primarily for business purposes. Twenty-five percent of the cost is imputed to Dr. Greene as income representing secondary personal use.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table summarizes grants of plan-based compensation awards made during fiscal 2012 to our named executive officers.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (j)		All Other Option Awards: Number of Securities Underlying Options (#) (k)		Exercise or Base Price of Option Awards ($/SH) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)(4)

Name (a)	Grant Date (b)	Approval Date (c)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)
William Lansing	—		450,000	675,000	1,350,000
	01/27/2012	01/21/2012				0	50,000	100,000						1,779,000
	01/27/2012	01/21/2012							50,000	(5)				1,779,000
	01/27/2012	01/21/2012									150,000	(6)	36.01	1,696,500
Mark Greene			0	675,000	1,350,000
Michael Pung	—		0	200,000	400,000
	12/13/2011					0	16,667	33,334						592,679
	12/13/2011								10,000	(5)				355,600
	12/13/2011								8,333	(5)				296,321
	12/13/2011										25,001	(6)	35.99	295,012
Stuart Wells	—		100,000	250,000	500,000
	04/25/2012	04/24/2012				0	15,000	30,000						640,650
	04/25/2012	04/24/2012							41,666	(5)				1,779,555
	04/25/2012	04/24/2012									125,002	(6)	43.05	1,676,277
James Wehmann	—		100,000	200,000	400,000
	04/01/2012	03/07/2012				0	10,000	20,000						433,800
	04/01/2012	03/07/2012							33,333	(5)				1,445,986
	04/01/2012	03/07/2012									100,001	(6)	43.90	1,366,014
Charles Ill	—		0	275,000	550,000
	12/13/2011					0	20,000	40,000						711,200
	12/13/2011								15,000	(5)				533,400
	12/13/2011								10,000	(5)				355,600
	12/13/2011										30,000	(6)	35.99	354,000
Deborah Kerr	—		0	250,000	500,000
	12/13/2011					0	20,000	40,000						711,200
	12/13/2011								15,000	(5)				533,400
	12/13/2011								10,000	(5)				355,600
	12/13/2011										30,000	(6)	35.99	1,117,500

(1)

The “Approval Date” indicated above is the date that the Compensation Committee approved the compensation packages, including the equity awards, to be provided to Mr. Lansing, Dr. Wells and Mr. Wehmann, respectively, upon commencement of their employment.

(2)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and his maximum amount is equal to 200% of his base salary; for each of the other named executive officers, the target amount is equal to 50% of his or her base salary, and the maximum amount is equal to 100% of his or her base salary.

Our Management Incentive Plan does not provide a threshold payment level. Amounts reported in the “Threshold” column above for Mr. Lansing, Dr. Wells and Mr. Wehmann represent guaranteed minimum cash incentive payments provided in those new executive officers’ respective employment agreements.

Pursuant to Dr. Greene’s and Ms. Kerr’s Transition Agreements, these executive officers were not eligible for a payout under the Management Incentive Plan for fiscal 2012.

Additional detail regarding the determination of cash incentives to executives for fiscal 2012 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(3)

Amounts shown reflect PSUs granted under our 2012 LTIP and were subject to the achievement of specific performance goals related to revenue and net income metrics approved by the Compensation Committee. Ms. Kerr’s PSU award was forfeited pursuant to her Transition Agreement. For all other named executive officers, 160% of the target awards were earned, 25% of the earned units vested on December 13, 2012 and the remaining 75% are scheduled to vest in three equal, annual installments beginning December 13, 2013 (subject to the named executive officers’ continued employment with the Company through each applicable vesting date.)

(4)

Represents the grant date fair value of each stock option, RSU or PSU, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

(5)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date. These awards do not pay dividend equivalents.

(6)	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire seven years after the grant date.

The Company is a party to Letter Agreements with Messrs. Lansing, Pung and Wehmann and Dr. Wells and Transition Agreements with Dr. Greene, Mr. Ill and Ms. Kerr, as described below.

Executive Officer Letter Agreement — William Lansing

In connection with his appointment as Chief Executive Officer, effective on January 26, 2012, the Company entered into a Letter Agreement with Mr. Lansing. Pursuant to the Letter Agreement, Mr. Lansing will receive an annual base salary of $675,000, which is subject to upward adjustment from time to time during the term of the Letter Agreement as determined by the Compensation Committee. For each full fiscal year of the Company during the term of the Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award payable from 0% to 200% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 100% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time. Mr. Lansing’s cash incentive award for fiscal year 2012 was guaranteed to be no less than $450,000, his target amount prorated for a partial year of service.

Pursuant to the Letter Agreement, Mr. Lansing received, upon the commencement of his employment, an option to purchase 300,000 shares of the common stock of the Company, up to one-half of which could be converted upon Mr. Lansing’s election to RSUs on a three-for-one basis, and a PSU award with a target value of 50,000 shares of common stock and a maximum value of 100,000 shares. The options and converted RSUs are subject to four-year ratable vesting, and the PSUs that are earned through the satisfaction of fiscal 2012 performance metrics will vest in four equal, annual tranches beginning December 13, 2012.

For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. Lansing will be eligible for an annual equity grant based on achievement of objectives established by the Compensation Committee. Some or all of such annual equity grant may be in the form of RSUs, PSUs or other equity that have an equivalent economic value to an option award.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in the Letter Agreement) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (2) continuation of certain benefits pursuant to COBRA for 18 months. If a termination of employment were to occur prior to payment of the cash incentive payment for fiscal year 2012, a value of $450,000 would have been assigned to that portion of the calculation. Mr. Lansing’s receipt of these severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him up to $25,000 in advisory fees related to the review and negotiation of materials related to the Company’s employment offer and will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Executive Officer Transition Agreement — Mark Greene

Pursuant to his retirement from the position of the Company’s Chief Executive Officer on January 24, 2012, Dr. Greene entered into a Transition Agreement with the Company, which was subsequently amended, pursuant to which he remained employed by the Company as Advisory Council Chair until December 18, 2012 (the “Greene Separation Date”) and received an annual base salary of $250,000 in such capacity. Because Dr. Greene’s employment was not terminated before the Greene Separation Date, he was entitled to the following retention pay and benefits: (1) a cash payment equal to $1,001,000, calculated as (a) two times the sum of (i) his annual base salary ($250,000) and (ii) the annual cash incentive payment last made to Dr. Greene before his retirement as Chief Executive Officer ($310,000), (b) minus a pro rata share of the cash payment he was to receive under his Transition Agreement before it was amended, under which he was to serve as Advisory Council Chair until January 26, 2013 ($119,000), such cash payment to be made in a lump sum on the 60th day after the Greene Separation Date, and (2) continuation of certain benefits pursuant to COBRA for 18 months (at an estimated cost to the Company of $24,466). Dr. Greene’s receipt of these retention pay and benefits was conditioned on his execution of a release of claims against the Company, his compliance with the terms of the Transition Agreement (which includes non-solicitation and non-disparagement provisions) and other agreements in effect between him and the Company, and his cooperation in the transition of his duties.

Executive Officer Letter Agreement — Michael Pung

Mr. Pung entered into a Letter Agreement with the Company on February 6, 2012, pursuant to which he will receive an annual base salary of $400,000, subject to upward adjustment from time to time as determined by the Compensation Committee. For each full fiscal year of the Company during the term of the Letter Agreement, Mr. Pung will be eligible to receive a cash incentive award payable from 0% to 100% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 50% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time.

For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. Pung will be eligible for an annual equity grant based on achievement of objectives established by the Compensation Committee. Some or all of such annual equity grant may be in the form of RSUs, PSUs or other equity awards that have an equivalent economic value to an option award.

If Mr. Pung’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in his Letter Agreement) prior to the expiration of the term of the Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. Mr. Pung’s receipt of these severance pay and benefits would be conditioned on his of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Executive Officer Transition Agreement — Charles Ill

Mr. Ill entered into a Transition Agreement with the Company on April 25, 2012 pursuant to which he was to continue in his role as Executive Vice President — Sales, Services and Marketing through no later than September 30, 2012 and will subsequently remain employed by the Company to provide transition assistance through February 22, 2013 (the “Ill Separation Date”). Mr. Ill will continue to receive his annual base salary of

$550,000 while he is employed by the Company. He also was eligible to receive a cash incentive payment of between 0% and 100% of his annual base salary under the Management Incentive Plan for fiscal year 2012 but will not be eligible for a cash incentive payment for fiscal year 2013. He will also receive a continuation of life insurance benefits for 12 months following the Ill Separation Date.

If Mr. Ill’s employment is not terminated before the Ill Separation Date in accordance with the terms of his Transition Agreement (which allows for termination by the Company only for Cause, as defined therein, in connection with a change in control pursuant to the Management Agreement, or because of death or disability), he will be entitled to the following retention pay and benefits: (1) a cash payment equal to one times the sum of (a) his annual base salary ($550,000) and (b) the greater of (i) the annual cash incentive payment made to Mr. Ill under the Management Incentive Plan for fiscal year 2011 ($175,000) and fiscal year 2012 ($300,000), such cash payment to be made in a lump sum following the Ill Separation Date, and (2) continuation of certain benefits pursuant to COBRA for 12 months. Mr. Ill’s receipt of these retention pay and benefits is conditioned on his execution of a release of claims against the Company, his compliance with the terms of his Transition Agreement (which includes non-solicitation and non-disparagement provisions) and other agreements in effect between him and the Company, and his cooperation in the transition of his duties.

Executive Officer Letter Agreement — James Wehmann

Mr. Wehmann entered into a Letter Agreement with the Company on March 7, 2012, and his employment with the Company commenced on April 1, 2012. Pursuant to the Letter Agreement, Mr. Wehmann will receive an annual base salary of $400,000, subject to upward adjustment from time to time as determined by the Compensation Committee. The Letter Agreement also provided for a signing bonus of $100,000 to be paid when Mr. Wehmann’s employment commenced. For each full fiscal year of the Company during the term of the Letter Agreement, Mr. Wehmann will be eligible to receive a cash incentive award payable from 0% to 100% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 50% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time. For fiscal 2012, the Letter Agreement guaranteed a minimum cash incentive payment of 50% of Mr. Wehmann’s annual base salary, prorated to reflect a partial year of service.

The Letter Agreement provided for an initial equity award consisting of an option to purchase 200,000 shares of common stock of the Company, up to one-half of which could be converted upon Mr. Wehmann’s election to RSUs on a three-for-one basis, and a PSU award with a target value of 10,000 shares of common stock and a maximum value of 20,000 shares. The options and converted RSUs are subject to four-year ratable vesting, and the PSUs that are earned through the satisfaction of fiscal 2012 performance metrics will vest in four equal, annual tranches beginning December 13, 2012. For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. Wehmann will be eligible for an annual equity grant based on achievement of objectives established by the Compensation Committee. Some or all of such annual equity grant may be in the form of RSUs, PSUs or other equity awards that have an equivalent economic value to an option award.

If Mr. Wehmann’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in his Letter Agreement) prior to the expiration of the term of the Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. If a termination of employment were to occur prior to payment of the cash incentive payment for fiscal year 2012, a value of $100,000 would have been assigned to that portion of the calculation. Mr. Wehmann’s receipt of these severance pay and benefits would be conditioned on his release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Executive Officer Letter Agreement — Stuart Wells

Dr. Wells entered into a Letter Agreement with the Company on April 24, 2012, and his employment with the Company commenced on April 25, 2012. Pursuant to the Letter Agreement, Dr. Wells will receive an annual base salary of $500,000, subject to upward adjustment from time to time as determined by the Compensation Committee. For each full fiscal year of the Company during the term of the Letter Agreement, Dr. Wells will be eligible to receive a cash incentive award payable from 0% to 100% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 50% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Compensation Committee from time to time. For fiscal 2012, the Letter Agreement guaranteed Dr. Wells a minimum cash incentive payment of $100,000.

The Letter Agreement provided for an initial equity award consisting to an option to purchase 250,000 shares of common stock of the Company, up to one-half of which could be converted upon Dr. Wells’ election to RSUs on a three-for-one basis, and a PSU award with a target value of 15,000 shares of common stock and a maximum value of 30,000 shares. The options and converted RSUs are subject to four-year ratable vesting, and the PSUs that are earned through the satisfaction of fiscal 2012 performance metrics will vest in four equal, annual tranches beginning December 13, 2012. For each full fiscal year that he is employed during the term of the Letter Agreement, Dr. Wells will be eligible for an annual equity grant based on achievement of objectives established by the Compensation Committee. Some or all of such annual equity grant may be in the form of RSUs, PSUs or other equity awards that have an equivalent economic value to an option award.

If Dr. Wells’ employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in his Letter Agreement) prior to the expiration of the term of the Letter Agreement, he will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following his separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. If a termination of employment were to occur prior to payment of the cash incentive payment for fiscal year 2012, a value of $100,000 would have been assigned to that portion of the calculation. Dr. Wells’ receipt of these severance pay and benefits would be conditioned on his release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Executive Officer Transition Agreement — Deborah Kerr

Ms. Kerr entered into a Transition Agreement with the Company pursuant to which she resigned from her position as Executive Vice President, Chief Technology Officer effective April 25, 2012 but remained employed by the Company in a consultative capacity until December 19, 2012 (the “Kerr Separation Date”). Ms. Kerr received an annual base salary of $100,000 in her consultative capacity and was not eligible to receive a cash incentive payment under the Company’s Management Incentive Plan for fiscal year 2012. Ms. Kerr’s outstanding options and RSUs continued to vest until the Kerr Separation Date, but she forfeited her PSUs pursuant to the Transition Agreement.

Because Ms. Kerr’s employment was not terminated before the Kerr Separation Date, she was entitled to the following retention pay and benefits: (1) a cash payment equal to $240,000, calculated as one times the sum of (a) her annual base salary ($100,000) and (b) the annual cash incentive payment made to Ms. Kerr under the Management Incentive Plan for fiscal year 2011 ($140,000), such cash payment to be made in a lump sum following the Kerr Separation Date, and (2) continuation of certain benefits pursuant to COBRA for 12 months (at an estimated cost to the Company of $73). Ms. Kerr’s receipt of these retention pay and benefits was conditioned on her execution of a release of claims against the Company, her compliance with the terms of her Transition Agreement (which includes non-solicitation and non-disparagement provisions) and other agreements in effect between her and the Company, and her cooperation in the transition of her duties.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Name (a)	Option Awards							Stock Awards
								Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
William Lansing	02/06/2006	895	—		—	44.66	02/05/2016	01/27/2012	50,000	(3)	2,213,000	—	—
	02/06/2006	30,000	—		—	44.66	02/05/2016	01/27/2012	80,000	(4)	3,540,800	—	—
	02/12/2007	11,250	—		—	40.01	02/11/2017	—	—		—	—	—
	02/05/2008	11,250	—		—	25.25	02/04/2018	—	—		—	—	—
	02/01/2011	11,250	—		—	25.87	01/31/2021	—	—		—	—	—
	01/27/2012	—	150,000	(2)	—	36.01	01/26/2019	—	—		—	—	—
Mark Greene	12/18/2008	—	25,781	(2)	—	14.16	12/17/2015	12/18/2008	2,864	(3)	126,761	—	—
	12/18/2009	—	56,250	(2)	—	20.31	12/17/2016	12/18/2009	6,250	(3)	276,625	—	—
	12/13/2010	—	98,438	(2)	—	24.03	12/12/2017	12/13/2010	7,292	(5)	322,744	—	—
Michael Pung	11/21/2005	14,000	—		—	47.45	11/20/2012	12/18/2008	2,500	(3)	110,650	—	—
	12/18/2008	—	2,500	(2)	—	14.16	12/17/2015	08/24/2009	1,125	(3)	49,792	—	—
	12/18/2009	—	5,000	(2)	—	20.31	12/17/2016	12/18/2009	5,000	(3)	221,300	—	—
	11/18/2010	—	75,000	(2)	—	23.84	11/17/2017	07/23/2010	2,250	(3)	99,585	—	—
	12/13/2011	—	25,001	(2)	—	35.99	12/12/2018	11/18/2010	25,000	(5)	1,106,500	—	—
	—	—	—		—	—	—	12/13/2011	10,000	(3)	442,600	—	—
	—	—	—		—	—	—	12/13/2011	8,333	(3)	368,819	—	—
	—	—	—		—	—	—	12/13/2011	26,668	(4)	1,180,326
Stuart Wells	04/25/2012	—	125,002	(2)	—	43.05	04/24/2019	04/25/2012	41,666	(3)	1,844,137	—	—
	—	—	—		—	—	—	04/25/2012	24,000	(4)	1,062,240	—	—
James Wehmann	04/01/2012	—	100,001	(2)	—	43.90	03/31/2019	04/01/2012	33,333	(3)	1,475,319	—	—
	—	—	—		—	—	—	04/01/2012	16,000	(4)	708,160	—	—
Charles Ill	02/01/2010	—	62,500	(2)	—	22.01	01/31/2017	02/01/2010	20,832	(3)	922,024	—	—
	12/13/2010	1,637	45,000	(2)	—	24.03	12/12/2017	07/23/2010	3,750	(3)	165,975
	12/13/2011	—	30,000	(2)	—	35.99	12/12/2018	12/13/2010	10,000	(5)	442,600	—	—
	—	—	—		—	—	—	02/15/2011	7,500	(5)	331,950
	—	—	—		—	—	—	12/13/2011	15,000	(3)	663,900
	—	—	—		—	—	—	12/13/2011	10,000	(3)	442,600	—	—
	—	—	—		—	—	—	12/13/2011	32,000	(4)	1,416,320	—	—
Deborah Kerr	02/02/2009	—	36,562	(2)	—	13.22	02/01/2016	02/02/2009	6,562	(3)	290,434	—	—
	12/18/2009	—	26,250	(2)	—	20.31	12/17/2016	12/18/2009	2,916	(3)	129,062	—	—
	07/23/2010	—	11,250	(2)	—	24.45	07/22/2017	07/23/2010	3,750	(3)	165,975	—	—
	12/13/2010	—	45,000	(2)	—	24.03	12/12/2017	12/13/2010	10,000	(5)	442,600	—	—
	12/13/2011	—	30,000	(2)	—	35.99	12/12/2018	12/13/2011	10,000	(3)	442,600
	—	—	—		—	—	—	12/13/2011	15,000	(3)	663,900	—	—

(1)

The market value of restricted stock units that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2012 ($44.26) by the number of restricted stock units.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These earned PSUs vest in shares in four equal increments on the 13th of December in 2012, 2013, 2014 and 2015, subject to the named executive officer’s continued employment.

(5)

These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment and with the following provision for performance-based accelerated vesting if the Company met certain revenue and non-GAAP net income targets for fiscal 2011 and fiscal 2012. The financial goals for fiscal 2011 were met and one-half of the restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant vested on the first anniversary of the date of grant; the financial goals for fiscal 2012 were met as well and one-half of the total restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant vested on the second anniversary of the date of grant instead.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($)(2) (e)
William Lansing	22,500	473,512	—	—
Mark Greene	403,908	5,746,062	20,155	757,208
Michael Pung	81,000	1,341,768	10,312	401,198
Stuart Wells	—	—	—	—
James Wehmann	—	—	—	—
Charles Ill	75,865	1,722,618	29,792	1,129,254
Deborah Kerr	130,289	3,028,949	19,895	740,917

(1)

Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of a share of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
William Lansing	—	—	—		—
Mark Greene	—	—	13,196	—	76,403	(3)
Michael Pung	—	—	—	—	—
Stuart Wells	—	—	—		—
James Wehmann	—	—	—	—	—
Charles Ill	100,480	—	2,917	—	103,397
Deborah Kerr	—	—	—	—	—

(1)	The amounts reported in this column were reported in the Summary Compensation Table as part of the individual’s compensation for fiscal 2012.

(2)

The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)

Of the amounts shown in this column, the following amounts were previously reported as compensation in the Summary Compensation Table in previous years: $49,135 in fiscal 2008 and $14,808 in fiscal 2007.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs. Certain termination provisions also appear in some of the named executive officers’ employment agreements, as described above.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing and Dr. Greene, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined in the Management Agreement), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his or her annual base salary in effect on the last day of his or her employment, plus (b) the annual cash incentive payment last paid to him or her before the termination of his or her employment, such cash payment to be made in a lump sum on the 70th day following his or her separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the greater of the incentive payment for the prior fiscal year or $450,000, and he is entitled to 18 months of continued benefits pursuant to COBRA. Dr. Greene’s Management Agreement provided for two times the sum of base salary and the incentive payments for the prior fiscal year and 24 months of continued benefits.

If an executive officer receives any payment or benefit under his management agreement following termination of employment, he will not be entitled to receive severance benefits under his Letter Agreement.

Severance Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

Equity Awards

Under the stock option and RSU agreements entered into pursuant to the 1992 LTIP, those equity awards will vest in full upon an award recipient’s death or disability. The 2012 LTIP also provides for full vesting of equity awards granted under that plan, including stock options and RSUs, in the event of a recipient’s death or disability. In addition, the award agreements for the PSUs granted to executive officers under the 2012 LTIP provide that those awards will fully vest upon the death or disability of the award recipient or upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity; if the death or disability or change in control occurs during the performance period, the target number of units will be deemed earned and will vest in full, and if the death or disability or change in control occurs after the units have been earned but before they are fully vested, the number of earned units will vest in full.

Insurance Benefits

All FICO employees are covered under our Short and Long Term Disability Policies. For the first six months of a disability, the employee receives 60% of base salary under the Short Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers employed by us at the date of this proxy statement in connection with the termination of their employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2012, and the price per share of our common stock is the closing market price as of September 28, 2012, the last trading day of the fiscal year (which was $44.26). Benefits payable under our Short and Long Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables. Please see the description of the Transition Agreements for Dr. Greene and Ms. Kerr above for information about the retention pay and benefits each received upon his or her termination of employment in December 2012.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	2,250,000	3,375,000	—	—	—
Value of Benefits(2)	—	—	21,654	21,654	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	6,639,000	—	6,639,000	6,639,000
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,213,000	—	2,213,000	2,213,000
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	3,540,800	—	3,540,800	3,540,800
Total	—	—	2,271,654	15,789,454	—	12,392,800	12,392,800

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. The Letter Agreement further provides that if his employment were so terminated prior to payment of the cash incentive for fiscal 2012, a value of $450,000 would be assigned to that portion of the calculation. Mr. Lansing’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or one year following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on

September 28, 2012, of $44.26. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Michael Pung

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	500,000	500,000	—	—	—
Value of Benefits(2)	—	—	790	790	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	4,757,994	—	4,757,994	4,577,994
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,399,246	—	2,399,246	2,399,246
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,180,326	—	1,180,326	1,180,326
Total	—	—	500,790	8,838,356	—	8,337,566	8,337,566

(1)

Pursuant to Mr. Pung’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Mr. Pung’s Letter Agreement, the Company is obligated to provide benefits to Mr. Pung at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Pung for good reason. Mr. Pung’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Pung for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on

September 28, 2012, of $44.26. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Pung’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Charles Ill

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	—	725,000	—	—	—
Value of Benefits(2)	—	—	—	16,142	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	6,085,750	—	6,085,750	6,085,750
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	2,969,049	—	2,969,049	2,969,049
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,416,320	—	1,416,320	1,416,320
Total	—	—	—	11,212,261	—	10,471,119	10,471,119

(1)

Pursuant to Mr. Ill’s Management Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Ill for good reason within 60 days before or one year following a change in control. See the description of Mr. Ill’s Transition Agreement above for information about retention pay and benefits payable to Mr. Ill following February 22, 2013 if his employment is not terminated before such date.

(2)

Pursuant to Mr. Ill’s Management Agreement, the Company is obligated to provide benefits to Mr. Ill at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Ill for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period. See the description of Mr. Ill’s Transition Agreement above for information about retention pay and benefits payable to Mr. Ill following February 22, 2013 if his employment is not terminated before such date.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on

September 28, 2012, of $44.26. Mr. Ill’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Ill’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Ill’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	500,000	500,000	—	—	—
Value of Benefits(2)	—	—	15,848	15,848	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	4,426,044	—	4,426,044	4,426,044
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,475,319	—	1,475,319	1,475,319
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	708,160	—	708,160	708,160
Total	—	—	515,848	7,125,371	—	6,609,523	6,609,523

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. The Letter Agreement further provides that if his employment were so terminated prior to payment of the cash incentive for fiscal 2012, a value of $100,000 would be assigned to that portion of the calculation. Mr. Wehmann’s Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Stuart Wells

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	600,000	600,000	—	—	—
Value of Benefits(2)	—	—	5,458	5,458	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	5,532,589	—	5,532,589	5,532,589
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,844,137	—	1,844,137	1,844,137
Market Value of Accelerated Performance Share Unit Awards(5)	—	—	—	1,062,240	—	1,062,240	1,062,240
Total	—	—	605,458	9,044,424	—	8,438,966	8,438,966

(1)

Pursuant to Dr. Wells’ Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Dr. Wells for good reason. The Letter Agreement further provides that if his employment were so terminated prior to payment of the cash incentive for fiscal 2012, a value of $100,000 would be assigned to that portion of the calculation. Dr. Wells’ Management Agreement provides for the same payments and benefits in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or one year following a change in control.

(2)

Pursuant to Dr. Wells’ Letter Agreement, the Company is obligated to provide benefits to Dr. Wells at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Dr. Wells for good reason. Dr. Wells’ Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Dr. Wells for good reason within 60 days before or one year following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Dr. Wells’ Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Dr. Wells’ Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned performance share units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2012, of $44.26. Dr. Wells’ Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

OTHER INFORMATION

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	5,535,137	(1)	$33.02	(2)	7,154,655	(3)
Equity compensation plans not approved by security holders	13,085	(4)	$30.86		—
Total	5,548,222		$33.01	(2)	7,154,655	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of outstanding stock options or the vesting of restricted stock units and performance share units granted under the 1992 LTIP and the 2012 LTIP.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit and performance share unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 4,446,689 shares available for future issuance under the 2012 LTIP and (b) 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan (“ESPP”); however, the Board of Directors has suspended the ESPP effective January 1, 2009. There are no shares available for future issuance under the 1992 LTIP, which expired in February 2012.

(4)

This amount represents the shares of Company common stock that may be issued upon the exercise of outstanding stock options granted under the 2003 Employment Inducement Award Plan (“EIAP”). There are no shares available for future issuance under the EIAP, which was terminated in February 2012.

How can stockholders submit proposals for the 2014 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2014 Annual Meeting, the proposal must be received by our Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, no later than 5:00 p.m. local time on September 9, 2013, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2014 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 7, 2013

FAIR ISAAC CORPORATION ATTN: NANCY FRASER 200 SMITH RANCH ROAD SAN RAFAEL, CA 94903	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51199-P31629	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:
1.	Election of Directors	For	Against	Abstain
	1a. A. George Battle	☐	☐	☐
	1b. Nicholas F. Graziano	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1c. Braden R. Kelly	☐	☐	☐	2.	To approve the advisory (non-binding) resolution relating to the Company’s executive officer compensation as disclosed in the Proxy Statement.	☐	☐	☐
	1d. James D. Kirsner	☐	☐	☐	3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐
	1e. William J. Lansing	☐	☐	☐	4.	In their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
	1f. Rahul N. Merchant	☐	☐	☐
	1g. David A. Rey	☐	☐	☐
	1h. Duane E. White	☐	☐	☐
For address change and/or comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owner) [PLEASE SIGN WITHIN BOX]	Date

Each stockholder may be asked to present valid picture identification,

such as driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M51200-P31629

FAIR ISAAC CORPORATION Annual Meeting of Stockholders February 12, 2013 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 12, 2013, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

Address change/comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side